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                                                                      EXHIBIT 21

         Subsidiaries of Immune Response, Inc.:

         Immune Response, Inc. owns 100% of the issued and outstanding stock of Opticon Medical, Inc., a Delaware corporation, and Opticon Acquisition Corp., a Colorado corporation.